Exhibit 99.1

Mountain Crest Acquisition Corp. V Announces

Listing Transfer to the Nasdaq Capital Market

NEW YORK, Oct. 25, 2023 (GLOBE NEWSWIRE) -- Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) (the “Company”) announced today that it has received approval from the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its securities from the Nasdaq Global Market to the Nasdaq Capital Market. The Company’s common stock, units and rights will continue to trade under the symbols “MCAG,” “MCAGU” and “MCAGR,” respectively and trading of its common stock, units and rights will be unaffected by this transfer. This transfer will be effective as of the opening of business on October 27, 2023.

As previously disclosed, the Company received notifications from Nasdaq indicating the Company failed to comply with certain continued listing requirements for the Nasdaq Global Market. Upon the transfer of the listing of the Company’s securities to the Nasdaq Capital Market on October 27, 2023, each of the deficiencies will be resolved because the Company will no longer be subject to the continued listing requirements for the Nasdaq Global Market.

About Mountain Crest Acquisition Corp. V

Mountain Crest Acquisition Corp. V (Nasdaq: MCAG) is a blank check company formed under the laws of the State of Delaware, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Non-Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact:

Mountain Crest Acquisition Corp. V:

Dr. Suying Liu

Chairman, CEO and CFO

311 W 43rd St, 12th Fl, New York, NY 10036

(646) 493-6558